Exhibit 99.1

FOR FURTHER INFORMATION PLEASE CONTACT:
Christopher J. Munyan
President and Chief Executive Officer
(215) 569-9900

FOR IMMEDIATE RELEASE:
     September 9, 2008

CSS INDUSTRIES, INC. ANNOUNCES NEW PRESIDENT
OF PAPER MAGIC GROUP, INC.

CSS Industries, Inc. (NYSE: CSS) announced today that, effective immediately, Paul Quick has joined the organization as the President of its Paper Magic Group, Inc. company.

Paper Magic, with its principal office located in Scranton, Pennsylvania, is a leading designer, distributor and supplier of boxed greeting cards, gift tags, decorations, classroom exchange Valentines, Halloween masks, costumes, make-up and novelties, Easter egg dyes and novelties, and craft and educational products. Mr. Quick succeeds Robert Collins, who has left the organization to pursue other opportunities.

For the past twenty-five years, Mr. Quick was employed by Hallmark Cards, Incorporated, which is headquartered in Kansas City, Missouri. During his tenure with Hallmark, Mr. Quick held progressively significant marketing, product development and financial positions, including a six year assignment as President – Image Arts, Inc. with Hallmark’s Greetings Division. Mr. Quick holds an MBA from Pepperdine University and a BS from Drake University. He and his family are in the process of relocating to the Scranton, Pennsylvania area.

“We are very fortunate to have a senior executive of Paul’s caliber, and with his strong management experience, join our Paper Magic team,” said Christopher J. Munyan, President and Chief Executive Officer of CSS. “Based upon Paul’s prior business achievements, we expect Paul to provide significant contributions and leadership to the Paper Magic organization. We look forward to Paul’s success in his new role.”

CSS is a consumer products company primarily engaged in the design, manufacture, procurement, distribution and sale of seasonal and all occasion products, principally to mass market retailers. These products include gift wrap, gift bags, gift boxes, boxed greeting cards, gift tags, decorative tissue paper, decorations, classroom exchange Valentines, decorative ribbons and bows, Halloween masks, costumes, make-up and novelties, Easter egg dyes and novelties, craft products, educational products, memory books, stationery, journals, notecards, infant and wedding photo albums and scrapbooks, and other gift items that commemorate life’s celebrations.